News Release

SINCLAIR NAMES LAURIE R. BEYER TO THE BOARD OF DIRECTORS

Baltimore, MD (April 14, 2021) – Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) (“Sinclair”) announced today that upon the unanimous recommendation of the independent members of the Sinclair Board of Directors, the Board of Directors voted to increase the size of the board from nine (9) to eleven (11) members and named Laurie R. Beyer to serve as its newest member. Ms. Beyer will stand for re-election to the Board of Directors at Sinclair’s next annual meeting of shareholders. The Board of Directors expects to fill the additional vacancy when a suitable candidate is identified.

David Smith, Chairman of Sinclair’s Board, commented, “We are excited to bring Ms. Beyer, Sinclair’s first female Director to our Board. Laurie is a well-respected member of the Maryland business community, and her addition will strengthen our Board’s governance and diversity of experience, perspectives, skills, and individual qualities.”

Since October 2017, Ms. Beyer has served as the Executive Vice President and Chief Financial Officer of Greater Baltimore Medical Center, an acute and sub-acute care medical center whose main campus is located in Towson, MD. From January 2006 to October 2017, Ms. Beyer served as Senior Vice President and Chief Financial Officer of Union Hospital of Cecil County (currently ChristianaCare, Union Hospital), a full-service community hospital located in Elkton, MD. Prior to that, Ms. Beyer held financial management positions at St. Agnes Hospital (currently Ascension Saint Agnes Hospital), Sinai Hospital and the former Liberty Medical Center, all in Baltimore, MD. From July 1986 to January 1989, Ms. Beyer was an auditor with Arthur Andersen LLP, an accounting firm. She is a member of the Maryland Association of Certified Public Accountants and a committee financial expert as defined by the SEC. She has served on various not-for-profit boards including local chapters of the YMCA and Boys and Girls Club, and has served in various volunteer roles over the past 20 years for the Maryland Healthcare Financial Management Association and has co-chaired the Annual Conference for the past five years.

About Sinclair Broadcast Group, Inc.
Sinclair is a diversified media company and leading provider of local sports and news. The Company owns and/or operates 21 regional sports network brands; owns, operates and/or provides services to 186 television stations in 87 markets; is a leading local news provider in the country; owns multiple national networks; and has TV stations affiliated with all the major broadcast networks. Sinclair's content is delivered via multiple platforms, including over-the-air, multi-channel video program distributors, and digital platforms. The Company regularly uses its website as a key source of Company information, which can be accessed at www.sbgi.net.

Media Contact:
Michael Padovano
Sinclair@5Wpr.com

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